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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Amendment No. 1 to Registration Statement No. 33-57479 of The Providence Journal Company on Form S-4 of our report on King Holding Corp. and subsidiaries dated February 10, 1995 appearing in the Joint Proxy Statement-Prospectus, which is part of this Registration Statement.

  We consent to the use in this Amendment No. 1 to Registration Statement No. 33-57479 of The Providence Journal Company on Form S-4 of our report dated February 10, 1995 (relating to the financial statements of King Videocable Company not presented separately herein) appearing in the Joint Proxy Statement-Prospectus, which is part of this Registration Statement.

  We also consent to the references to us under the heading "Experts" in such Joint Proxy Statement-Prospectus.

Deloitte & Touche LLP

Boston, Massachusetts

April 4, 1995